Exhibit 10.14

SECOND AMENDMENT TO THE INTERIM LEASE

This SECOND AMENDMENT TO THE INTERIM LEASE (this “Second Amendment”) is entered into as of May 31, 2011 (the “Effective Date”), by and between the REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body, corporate and politic, organized and existing pursuant to the Community Redevelopment Law of the State of California (the “Agency”), and HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“Tenant”).

RECITALS

This Second Amendment is made with reference to the following facts and circumstances:

A. The Agency and Tenant entered into that certain Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of December 2, 2003 (the “Original DDA”) and recorded April 5, 2005 as Document No. 2005H932190 in the Official Records of San Francisco County (the “Official Records”), as amended by that certain First Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of April 4, 2005 and recorded in the Official Records on April 5, 2005 as Document No. 2005H932191 (the “First Amendment to the DDA”), and as further amended by that certain Second Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of October 17, 2006 and recorded in the Official Records on October 26, 2006 as Document No. 2006I275571 (the “Second Amendment to the DDA”), and as further amended by that certain Amendment to Attachment 10 (Schedule Of Performance For Infrastructure Development And Open Space “Build Out” Schedule Of Performance) to the Disposition And Development Agreement Hunters Point Shipyard Phase 1 dated as of August 5, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738449 (the “Third Amendment to the DDA”), and as further amended by that certain Fourth Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of August 29, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009I738450 (the “Fourth Amendment to the DDA”), and as further amended by that certain Fifth Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of November 3, 2009 and recorded in the Official Records on November 30, 2009 as Document No. 2009I879123 (the “Fifth Amendment to the DDA”). For purposes of this Second Amendment, the Original DDA, the First Amendment to the DDA, the Second Amendment to the DDA, the Third Amendment to the DDA, the Fourth Amendment to the DDA and the Fifth Amendment to the DDA shall herein be referred to as the “DDA”.

B. On December 3, 2004, Lennar – BVHP, LLC, a California limited liability company d/b/a Lennar/BVHP Partners (“Original Tenant”), and the Agency entered into that certain Interim Lease (the “Original Lease”), among other things, requiring Original Tenant to perform certain operation and maintenance obligations on the Premises. Effective as of August 29, 2008, Original Tenant assigned its interest in the Interim Lease to Tenant.

C. On October 16, 2008, the Agency and Tenant entered into that certain First Amendment to the Interim Lease (the “First Amendment” and together with the Original Lease, the “Lease”), among other things, to add certain additional property to the definition of “Premises”.

D. The parties now wish to enter into this Second Amendment in order to allow for construction, use, repair and maintenance of certain improvements (collectively, the “Welcome Center”) on those certain parcels of land located at the intersection of Coleman Street and Innes Court, commonly known as Lots 137-140 Survey Maps, pages 165-175 inclusive, being more particularly described on Attachment 1-A and generally depicted on Attachment 1-B (the “Site”) and the use of the Welcome Center as set forth herein.

E. The parties acknowledge and agree that the Premises includes the Site and the use of the Site: (a) is in accordance with the DDA and Schematic Design (defined below); (b) will confer a community benefit; and (c) will not materially inhibit the intended use of the Agency Parcels.

F. For purposes of this Second Amendment, initially capitalized terms used and not specifically defined herein have the meanings given to them in the Lease, unless the context clearly requires otherwise.

AGREEMENT

NOW THEREFORE, in consideration of the mutual obligations of the parties hereto set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Agency and Tenant hereby mutually agree that the Lease is hereby amended as follows:

ARTICLE 1

AMENDMENT TO BODY OF LEASE

1.1 The Lease is hereby amended to add Article 29, which shall read in its entirety as follows:

ARTICLE 29. CONSTRUCTION AND MAINTENANCE OF THE WELCOME CENTER.

29.1 Definitions.

For purposes of this Article 29, the following initially capitalized terms shall have the meanings ascribed them in this Section 29.1:

“Article 29 Term” is defined in Section 29.3(b).

“Change” means any alteration, modification, addition and/or substitution of or to the exterior of the Welcome Center that differs materially from that which existed upon the completion of construction of the Welcome Center in accordance with this Article 29, including, without limitation, any alteration, modification, addition and/or substitution to the exterior design, exterior materials and/or exterior color. For purposes of the foregoing, exterior shall mean and include the roof of the Welcome Center. The definition of “Change” shall not include maintenance, repairs or landscaping to the Site or the Welcome Center performed substantially in accordance with any Construction Documents and Schematic Design previously approved by the Agency.

“Commencement Date” means the date specified in the Notice of Commencement of Construction.

“Construction Activities” means physical construction (including grading and/or excavation) of the Welcome Center and appurtenant improvements.

“Construction Documents” is defined in Section 29.6(b).

“Extension Notice” is defined in Section 29.3(c).

“Initial Term” is defined in Section 29.3(a).

“Notice of Commencement of Construction” means that notice given to the Agency by Tenant, which shall be delivered to the Agency no fewer than seven (7) days prior to the commencement of Construction Activities and which notice shall specify a date upon which Construction Activities are reasonably expected to begin.

“Outside Date” is defined in Section 29.3(a).

“Public Art” is defined in Section 29.5(e).

“Redevelopment Plan” means the Redevelopment Plan for the Hunters Point Shipyard Redevelopment Project, approved and adopted by the Board of Supervisors by ordinance number 285-97 on July 14, 1997, as amended by the Board of Supervisors by ordinance number 211-10 on August 3, 2010, and as the same by be further amended from time.

“Schematic Design” means the schematic design for the improvements on the Site approved by the Agency Commission at its meeting on April 5, 2011 per Resolution No. 45-2011.

“Site Rent” means the money paid to the Agency, as further described in Section 29.4, in order to compensate Agency for its allowing Tenant to undertake construction and maintenance of the Welcome Center as set forth in this Article 29.

“Termination Date” is defined in Section 29.3(b).

“Termination Notice” is defined in Section 29.3(d).

29.2 Construction and Maintenance and Uses of Welcome Center.

During the Article 29 Term, Tenant shall be permitted to use the Site only for construction, maintenance, use, operation and repair of the Welcome Center and related improvements (and activities incidental thereto). Upon completion, the Welcome Center shall be used as a sales and marketing center in connection with the development of Phase 1 under the DDA. In addition, Tenant agrees to host meetings and other community and/or cultural events to the extent that such meetings and events do not unreasonably conflict with the use of the Welcome Center for sales and marketing purposes and are subject to reasonable terms and conditions for such use as determined by Tenant. For purposes of this Article 29, Construction Activities shall not occur prior to the Commencement Date.

29.3 Term of Right to Construct and Maintain Welcome Center.

(a) Initial Term. The Article 29 Term shall begin upon the Commencement Date and shall end on the fifth (5th) anniversary of such date (the “Initial Term”), unless extended pursuant to Section 29.3(b) below. In order to be effective, the Notice of Commencement of Construction shall be accompanied by the initial Site Rent, as further set forth in Section 29.4. If Tenant has not delivered a Notice of Commencement of Construction setting forth a Commencement Date that is prior to April 12, 2012 (the “Outside Date”), the rights and obligations of each party pursuant to this Article 29 shall be deemed void, unless the Agency Executive Director elects, in his/her reasonable discretion, to extend the Outside Date for an additional six (6) months. In the event of such extension, the rights and obligations of each party pursuant to this Article 29 shall be deemed void if Tenant has not delivered a Notice of Commencement of Construction setting forth a Commencement Date that is prior to October 12, 2012.

(b) Option for Extension. Provided that no Event of Default is ongoing either at the time of giving of an Extension Notice or on the last day of the then-current Article 29 Term (the “Termination Date”), the Article 29 Term may be extended at the option of Tenant, and subject to the written approval of the Agency Executive Director, which approval shall not be unreasonably withheld, conditioned or delayed, for up to five (5) additional years, in one (1) year increments as described in Section 29.3(c). For purposes of this Article 29, the Initial Term plus any extensions agreed to pursuant to this Section 29.3 shall be referred to as the “Article 29 Term”.

(c) Notice of Extension. Not later than ninety (90) days prior to the then-current Termination Date, Tenant may notify the Agency in writing that it wishes to exercise its option to extend the Article 29 Term (an “Extension Notice”) for one (1) additional year. The Agency Executive Director shall deliver its written notice of approval (or reasonable withholding of such approval) within thirty (30) days of delivery of the Extension Notice. However, in no event shall this Article 29 be deemed to permit Tenant to extend the Article 29 Term for more than five (5) additional years without additional written amendment of this Lease.

(d) Termination. Upon expiration or earlier termination of the rights and obligations set forth in this Article 29, the other terms of this Lease shall remain the same as in the absence of this Article 29. Nothing herein shall be deemed to affect the parties’ rights on those portions of the Premises not covered by this Article 29. To the extent that this Article 29 conflicts with the terms of the remainder of this Lease with respect to the Site during the Article 29 Term, however, the terms of this Article 29 shall be deemed to govern. Notwithstanding anything to the contrary contained herein (i) with not less than thirty (30) days prior written notice to the Agency (“Termination Notice”), Tenant may accelerate the Termination Date to a date of Tenant’s choosing and (ii) upon expiration or earlier termination of the rights and obligations set forth in this Article 29, Tenant shall have not less than ninety (90) days to remove the Welcome Center from the Site.

29.4 Site Rent.

Tenant shall pay to the Agency Sixty Thousand Dollars ($60,000) as the initial Site Rent for the Initial Term, no later than the date of delivery of the Notice of Commencement of Construction. Tenant shall, upon delivery of any Extension Notice, pay to the Agency the sum of Twelve Thousand Dollars ($12,000) as additional Site Rent for each additional year the Article 29 Term may be extended pursuant to Sections 29.3(b) and 29.3(c); provided, however, that if the Agency Executive Director withholds its approval to any extension of the Article 29 Term as set forth in Section 29.3, then the Agency shall, within ten (10) days of the Agency Executive Director’s delivering notice of such withholding of approval, return to Tenant such additional Site Rent payment. Site Rent due under this Section 29.4 shall not be deemed to diminish any Rent due under any other provision of this Lease; provided, however, that such Site Rent shall be the sole rent obligation of Tenant in connection with the lease of the Site. For the avoidance of doubt, no Percentage Rent that would otherwise have been due under Section 3.2 shall be due in connection with the Site during or with respect to the Article 29 Term. If Tenant delivers a Termination Notice, the Agency shall return to Tenant the pro rata portion of Site Rent that is attributable to the period between (a) the date set forth as the Termination Date in the Termination Notice and (b) the date that would have been the Termination Date if no Termination Notice had been delivered. The Agency shall deliver such amount within ninety (90) days after the Termination Date specified by Tenant in the Termination Notice.

29.5 Additional Provisions.

Tenant covenants and agrees for itself and its successors and assigns to or of the Site, or any part thereof, that during the Article 29 Term, Tenant and such successors and assigns shall comply with the following requirements:

(a) Non-Discrimination.

Tenant shall not discriminate against or segregate any person or group of persons on account of race, color, creed, religion, ancestry, national origin, sex, gender identity, marital or domestic partner status, sexual orientation or disability (including HIV or AIDS status) in the operation of the Welcome Center.

(b) Access for Disabled Persons.

Tenant shall comply with all applicable laws providing for access for persons with disabilities, including, but not limited to, the applicable provisions of the Americans with Disabilities Act and section 504 of the Rehabilitation Act of 1973.

(c) Agency Deemed Beneficiary of Covenants.

In amplification, and not in restriction, of the provisions of Sections 29.5(a) and (b), it is intended and agreed that the Agency shall be deemed beneficiary of the agreements and covenants provided in this Section 29.5 for and in its own right and also for the purposes of protecting the interests of the community and other parties, public or private, in whose favor or for whose benefit such agreements and covenants have been provided. Such agreements and covenants shall run in favor of the Agency for the entire period during which such agreements and covenants shall be in force and effect, without regard to whether the Agency has at any time been, remains, or is an owner of any land or interest therein to, or in favor of, which such agreements and covenants relate. The Agency shall have the right, in the event of any breach of any such agreements or covenants, in each case, after notice and the expiration of cure periods, to exercise all the rights and remedies and to maintain any actions at law or suits in equity or other proper proceedings to enforce the curing of such breach of covenants, to which it or any other beneficiaries of such agreements or covenants may be entitled.

(d) “As Is” Condition.

Neither the Agency, nor any employee, agent or representative of the Agency has made any representation, warranty or covenant, expressed or implied, with respect to the Site, its physical condition, the condition of any improvements, any environmental laws or regulations, or any other matter, affecting the use, value, occupancy or enjoyment of the Site other than as set forth explicitly in this Article 29, and Tenant understands and agrees that the Agency is making no such representation, warranty or covenant, expressed or implied, it being expressly understood that the Site is being leased in an “AS IS” condition with respect to all matters. The Agency makes no representations or warranties, express or implied, with respect to the environmental condition of the Site or the surrounding property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder), or compliance with any Hazardous Materials Laws, and gives no indemnification, express or implied, for any costs of liabilities arising out of or related to the presence, discharge, migration or Release or threatened Release of the Hazardous Materials in or from the Site.

(e) Restoration and Vacating.

Upon termination of the Article 29 Term, Tenant shall remove the Welcome Center and the public art funded by the Agency and located on the Site (the “Public Art”) and restore the Site substantially to its condition prior to the Commencement Date unless the parties agree otherwise, in writing. Tenant shall move the Public Art to “Pocket Park 16” (or such other locations as may be approved in writing by Tenant and the Agency) and install said Public Art in accordance with in the Hunters Point Shipyard Pocket Parks Schematic Design dated December 10, 2010 (as amended from time to time). Subject to Sections 29.4 and 29.12, the Agency shall have the right without notice to dispose of any property left by Tenant after it has vacated the Site.

29.6 Construction of Improvements.

(a) Tenant to Construct.

If Tenant elects to construct the Welcome Center, then Tenant agrees that it shall perform all physical construction on the Site in accordance with the Schematic Design and this Section 29.6.

(b) General Requirements and Rights of the Agency.

Construction documents for the construction of the Welcome Center and related improvements by Tenant (the “Construction Documents”) shall be prepared by an architect licensed in and by the State of California and shall be in conformity with this Article 29, including any limitations and/or conditions established in the Agency Commission’s approval of the Schematic Design, if any.

(c) Agency Approvals and Limitation Thereof.

The Agency’s approval with respect to the Construction Documents is limited to determination of their compliance with this Article 29, including, if applicable, the DDA, and the Schematic Design. In addition to reviewing the compliance of the design with this Article 29, the Construction Documents shall be subject to general architectural review and guidance by the Agency as part of this review and approval process, to the extent set forth in the Design Review Document Approval Procedure adopted in connection with the DDA.

(d) Construction to Comply with Construction Documents and Law.

The construction of the Welcome Center shall be in compliance with the Agency-approved and City-approved Construction Documents. In addition, such construction shall be in compliance with all applicable local, State and Federal laws and regulations.

29.7 Issuance of Building Permits.

Tenant shall have the sole responsibility for obtaining all necessary building permits and shall make application for such permits directly to the City’s Department of Building Inspection.

Tenant is advised that the Central Permit Bureau forwards all building permits to the Agency for Agency approval of compliance with the Redevelopment Plan. The Agency evidences such compliance by signing the permit and returning the permit to the Central Permit Bureau for issuance directly to Tenant. Approval of any intermediate permit, however, is not approval of compliance with all requirements of the Redevelopment Plan necessary for a full and final building permit.

29.8 Inspection.

Subsequent to the commencement of construction of the Welcome Center and until completion thereof, the Site shall be subject to inspection by representatives of the Agency, at reasonable times and upon reasonable advance notice.

29.9 Access to Site.

During construction of the Welcome Center, Tenant shall permit reasonable access to the Site to the Agency and the City whenever and to the extent necessary to carry out the purposes of the provisions of this Article 29, at reasonable times and upon reasonable advance notice.

29.10 Post Completion Changes.

The Agency has a particular interest in the Site and in the nature and extent of the permitted changes to the Welcome Center. Accordingly, it desires to and does hereby impose the following particular controls on the Site and on the Welcome Center: during the Article 29 Term, neither Tenant, nor any voluntary or involuntary successor or assign, shall make or permit any Change to the Welcome Center unless the express prior written consent for any Change shall have been requested in writing from the Agency and obtained, and, if obtained, upon such terms and conditions as the Agency may require. The Agency agrees (i) to respond to all such requests for consent within ten (10) days of receipt thereof and (ii) not to unreasonably withhold, condition or delay any such consent.

29.11 Title to Improvements.

Title to the Welcome Center shall be vested in Tenant and shall remain vested in Tenant both during the Article 29 Term and after the expiration or earlier termination of this Lease or the Article 29 Term. Notwithstanding anything to the contrary set forth in this Lease, if the Welcome Center is damaged by fire or other casualty (or taken in whole or in part in any Condemnation), then (i) Tenant shall have no obligation to reconstruct the Welcome Center (or any portion thereof) and (ii) the proceeds of any insurance carried by Tenant covering the Welcome Center (or any award resulting from a Condemnation of the Welcome Center) shall be the sole and exclusive property of Tenant.

29.12 Utilities.

Tenant shall procure water and sewer service for the Welcome Center in accordance with Section 5.4 of this Lease.

29.13 Maintenance.

Tenant, at all times during the Article 29 Term after the construction of the Welcome Center, shall maintain or cause to be maintained the Site in good condition and repair, including the exterior, interior, substructure and foundation of the Welcome Center and all fixtures, equipment and landscaping from time to time located on the Site or any part thereof. The Agency shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever to the Site or any buildings or improvements now or hereafter located thereon.

29.14 Entry.

The Agency and its authorized agents shall have the right at all reasonable times during normal business hours and after forty-eight (48) hours written notice to Tenant (except in the event of an emergency when no written notice is required), to go on the Site for the purpose of inspecting the same or for the purpose of posting notices of nonresponsibility, or for police or fire protection.

29.15 No Personal Liability.

No commissioner, official, or employee of the Agency shall be personally liable to Tenant or any successor in interest in the event of any default or breach by the Agency or for any amount that may become due to Tenant or its successors or on any obligations under the terms of this Article 29.

29.16 Other Uses.

Notwithstanding anything to the contrary set forth in this Lease, the Agency acknowledges that Tenant may license certain third parties to use the Welcome Center for the permitted uses described in this Article 29 and hereby approves any such licensing; provided, however, that the use of the Welcome Center by such third parties shall at all times be subject to the applicable provisions of this Lease, including, without limitation, the insurance provisions. Nothing in this Article 29 shall be deemed to require Agency to pay for any costs related to uses of the Site permitted hereunder.

ARTICLE 2

ATTACHMENTS TO SECOND AMENDMENT

The following are attached to this Second Amendment and, by this reference, incorporated herein and made a part hereof:

Attachment 1-A.	Legal Description of the Site

Attachment 1-B.	Depiction of Site

ARTICLE 3

MISCELLANEOUS

3.1 Continuing Effect of Other Provisions of the Lease.

The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.

3.2 Conflict.

In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

3.3 Counterparts.

This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

3.4 Governing Law.

This Second Amendment shall be governed by, and interpreted in accordance with, the laws of the State of California.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Tenant and the Agency have executed this Second Amendment as of the Effective Date.

TENANT:	HPS DEVELOPMENT CO., LP,
a Delaware limited partnership,

	By:	CP/HPS Development Co. GP, LLC,
a Delaware limited liability company, its General Partner

		By:	/s/ Kofi Bonner
		Name:	Kofi Bonner
		Its:	Authorized Representative

AGENCY:

Authorized by Agency Resolution No. 46-2011 adopted April 5, 2011.		REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO,
Approved as to Form:		a public body, corporate and politic, organized and existing pursuant to the Community Redevelopment Law of the State of California

By:	/s/ James B. Morales	By:	/s/ Amy Lee
Name:	James B. Morales	Name:	Amy Lee
Title:	Agency General Counsel	Title:	Deputy Executive Director Finance and Administration

[Signature Page to Second Amendment to the Interim Lease]